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                                                                 Exhibit (e)(19)

                           PEAPOD MANAGEMENT AGREEMENT
                                OUTLINE OF TERMS

1.       Existing Management Agreement is to be voided.

2. Peapod will make a $300,000 non-refundable prepayment for professional fees and license fees.

3. Bob Davis is to be retained for a minimum of 86 workdays at a daily rate of $900 plus expenses, effective Monday, October 30, 2000.

4. Johnny Baird is to be retained for a minimum of 250 workdays at a daily rate of $1,000.00 plus expenses. Additionally, a performance bonus of $200 per day can be earned by achieving mutually agreed objectives, effective Monday, October 30, 2000.

5.       Existing Planning Services Agreements are to be voided.

6. Peapod/Ahold will provide appropriate access to, and use its best efforts and commercial reasonableness, for full support of McLane International operations in Spain, Portugal, and Poland such that each is maximizing its business potential with the Ahold entity in that country.

7. Once implemented and MDS is operating at commercially acceptable performance levels; Peapod/Ahold will provide access, and use its best efforts for full support of M-Group Software Systems in continuing to roll out both the warehouse and fast pick center (wareroom) software systems in the United States market until those markets are totally penetrated.

8. Once implemented and MDS is operating at commercially acceptable performance levels; Peapod/Ahold will provide access to, and use its best efforts for full support* of M-Group Software Systems in becoming the software vendor of choice for Ahold's e-commerce businesses outside the United States in markets where it is currently active, and in markets it enters in the future.

9. Other McLane Group executives would be available to Peapod on a daily rate to be individually negotiated on an as needed basis.

10. Joe Lalumia is to be retained for a minimum of 129 workdays at a daily rate of $1,000.00 plus expenses effective Monday, October 30, 2000.

------------------------------
* Peapod/Ahold will provide full suppport for M-Group Software Systems once the Peapod installation is operational. The term "support" is in no way to be considered a guaranty of use by other Ahold organizations.

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11.      As a direct incentive to Peapod/Ahold to provide the aforementioned support McLane Group will discount the stated fees for both Bob Davis and Johnny Baird for days worked beyond the minimum noted above. The discount will apply immediately to the stated fees for Joe Lalumia. Discount will be 50%; expenses will remain billed as incurred. All other McLane Group executives would be subject to the 50% discount immediately.

12. As a direct incentive to Peapod/Ahold to provide the aforementioned support M-Group Software Systems will discount stated License Fees, per Exhibit "A" (Revised 09/12/00) for installed distribution centers four and above, and installed fast pick centers three and above. License fees will be discounted 50%.

13. M-Group professional fees outside of the host site implementation fee greater than $0 and less than $250,000 will be discounted 25%. M-Group professional fees in excess of $250,000 will be discounted 50%, assuming the cumulative implementation fees of all locations have exceeded $750,000.

14. Both the M-Group License fee discount and the McLane Group professional fee discount will be discontinued when the combined total of the discounts earned reaches $300,000.



McLane Group, L.P.               Peapod, Inc.

By:  RDM Commerce, Inc.,
general partner



By: /s/ Johnny Baird             By:  /s/ Marc van Gelder
    ----------------------            ---------------------------------------

Title:  Vice President           Title:  President and Chief Executive Officer
        ------------------               -------------------------------------

Date:  November 8, 2000          Date:  November 8, 2000
       -------------------              -------------------------------------


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